FAIRFIELD COMMUNITIES, INC. AND SUBSIDIARIES         EXHIBIT 11
                    Computation of Earnings Per Share



                                                        Primary
                                         ---------------------------------------
                                                                     Six Months
                                                 Year Ended            Ended
                                                December 31,        December 31,
                                         -------------------------  ------------
                                             1994         1993          1992
                                             ----         ----          ----
Weighted average shares:
  Shares outstanding                      12,265,240   10,490,083     3,820,125
  Estimated increase in shares outstanding due
   to allowed claims exceeding
   $85 million (1)                           823,035    2,942,977     9,709,287
  Less treasury stock  and shares
   held by wholly owned subsidiaries      (2,395,295)  (2,395,295)   (2,395,295)
  Net effect of dilutive warrants based on the
   treasury stock method                     376,287          -             -
  Contingent issuance -
   Holders of FCI (2)                            -            -             -
                                         ------------ ------------  ------------
Total weighted average shares outstanding 11,069,267   11,037,765    11,134,117
                                         ============ ============  ============

Net earnings                             $12,269,000   $7,170,000    $1,249,000
                                         ============ ============  ============
Earnings per share                             $1.11        $0.65         $0.11
                                        ============ ============  ============


                                                       Fully Diluted
                                         ---------------------------------------
                                                                    Six Months
                                                Year Ended             Ended
                                                December 31,        December 31,
                                         -------------------------  ------------
                                             1994         1993          1992
                                             ----         ----          ----
Weighted average shares:
  Shares outstanding                      12,265,240   10,490,083     3,820,125
  Estimated increase in shares outstanding due
   to allowed claims exceeding
   $85 million (1)                           823,035    2,942,977     9,709,287
  Less treasury stock  and shares
   held by wholly owned subsidiaries      (2,395,295)  (2,395,295)   (2,395,295)
  Net effect of dilutive warrants based on the
   treasury stock method                     392,519       66,667           -
  Contingent issuance -
   Holders of FCI (2)                        588,235      588,235       588,235
                                         ------------ ------------  ------------
Total weighted average shares outstanding 11,673,734   11,692,667    11,722,352
                                         ============ ============  ============

Net earnings                             $12,269,000   $7,170,000    $1,249,000
                                         ============ ============  ============
Earnings per share                             $1.05        $0.61         $0.11
                                         ============ ============  ============


(1) In accordance with the terms of the Seventh Amended and Restated Joint Plans of Reorganization (the "Plans"), the number of shares to be issued to unsecured claim holders will increase if the amount of the allowed unsecured claims exceeds $85 million. The number of shares issued will be increased to a number equal to 10,000,000 multiplied by the quotient of the total amount of the allowed unsecured claims divided by $85 million. For purposes of the earnings per share computation, the estimated amount of allowed claims, exclusive of the contingent issuance for the holders of the FCI Notes, totaled $111.1 million as of December 31, 1994.

(2) In accordance with the terms of the Plans, Fairfield has reserved, but not issued, 588,235 shares of Common Stock for the benefit of the holders of the FCI Notes in the event the proceeds from the sale of the collateral securing the FCI Notes, or the value of any such collateral not sold, is insufficient to repay the FCI Notes.

    Information for the six months ended June 30, 1992 relates to a period prior to confirmation of the Plans when the Predecessor Company had a different capital structure than that of the Company. Per share data pertaining to a pre-confirmation period is, therefore, neither comparable nor meaningful and is not disclosed herein.